Company Contact:	CCG Investor Relations:
Renhuang Pharmaceuticals, Inc.	Mr. Mark Collinson, Partner
Ms. Portia Tan, IR Contact	Phone: +1-310-954-1343 (Los Angeles)
Tel: 86-451-8260-2162	Email: mark.collinson@ccgir.com
Email: ir@renhuang.com	Website: www.ccgirasia.com
Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com

For Immediate Release

Renhuang Pharmaceuticals Receives Approval to list on the NYSE Amex

HARBIN, HEILONGJIANG, China, July 1, 2010 – Renhuang Pharmaceuticals, Inc. (Pink Sheets: RHGP) (“Renhuang” or the “Company”), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and traditional Chinese medicines, today announced that the Company received approval to list its common stock on the NYSE Amex.

Renhuang expects to begin trading on the NYSE Amex on Friday, July 2, 2010. In connection with the listing on NYSE Amex, Renhuang’s stock symbol will change to “CBP” from “RHGP”.

“We are very pleased to move onto the NYSE Amex and begin our next phase as a public company,” said Mr. Shaoming Li, Chairman of the Board, Chief Executive Officer and President of Renhuang Pharmaceuticals, Inc. “We are honored to join the family of NYSE companies and this is an important milestone in our continuous efforts to raise our profile within the investment community, improve our stock’s liquidity, expand our transparency and enhance our corporate governance.”

About Renhuang Pharmaceuticals, Inc.

 Renhuang Pharmaceuticals, Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and TCM, in the People's Republic of China. All of the Company's products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang. The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China. Company Website: http://www.renhuang.com .

Safe Harbor Statement

This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s beliefs, assumptions and expectations of the Company’s future operations and economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company’s ability to achieve its financial guidance, perceived benefits of being listed on a senior stock exchange, ability to manage expansion of its operations effectively, competition in the marketing and sales of its products, and other factors detailed in the Company’s annual report on Form 10-K and other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

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